Exhibit 99.1

Xerox CIO Carol Zierhoffer Joins MedAssets Board of Directors

ATLANTA--(BUSINESS WIRE)--April 2, 2013--MedAssets, Inc. (NASDAQ: MDAS) is pleased to announce that Carol J. Zierhoffer has joined the company’s board of directors. Ms. Zierhoffer is vice president and global chief information officer (CIO) for Xerox Corporation. In her new position with MedAssets, she will lead the board of director’s newly established information technology (IT) committee.

"Carol Zierhoffer has an exceptional business and technology background that will serve us well as a strategic advisor," said John Bardis, MedAssets chairman, president and chief executive officer. "Carol has gained a wealth of experience as a senior leader and strategic business partner with global business enterprises. On behalf of our board of directors, we welcome her to MedAssets and look forward to working together and benefitting from her contributions."

Ms. Zierhoffer has had a distinguished information technology and services career with a number of market-leading global companies. As global CIO at Xerox, she is responsible for all aspects of IT, including defining strategy and executing a long-term IT plan to support the company’s growth. Prior to that, Ms. Zierhoffer was vice president and global CIO for ITT. From 1988 to 2008, she worked with Northrop Grumman Corporation in various IT leadership positions, most recently as vice president and CIO of the company’s mission systems sector.

Ms. Zierhoffer holds a master’s degree in computer information systems from Bentley University, and a bachelor's degree in business administration from the University of New Hampshire.

About MedAssets

MedAssets (NASDAQ: MDAS) partners with healthcare providers to improve their financial strength by implementing revenue cycle, spend and clinical resource management solutions that help capture revenue, control cost, improve margins and cash flow, increase regulatory compliance, and optimize operational efficiency. MedAssets serves more than 4,200 hospitals and 122,000 non-acute healthcare providers. The company currently manages more than $50 billion in supply spend and touches over $365 billion in gross patient revenue annually through its revenue cycle solutions. For more information, go to www.medassets.com.

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CONTACT:
MedAssets
Robert Borchert, 678-248-8194
rborchert@medassets.com